Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

March 8, 2019

The Board of Directors

Northwest Bancshares, Inc.

100 Liberty Street

Warren, Pennsylvania 16365

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of shares of common stock, par value $0.01 per share (the “Common Stock”), of Northwest Bancshares, Inc. (the “Company”) that will be issued in connection with the Agreement and Plan of Merger, dated as of June 11, 2018, by and among Donegal Mutual Insurance Company, Donegal Group Inc., Donegal Financial Services Corporation and the Company (the “Merger Agreement”). We have reviewed the Company’s Articles of Incorporation, the Company’s Registration Statement on Form S-3 dated March 8, 2019 (the “Form S-3”) and the Merger Agreement, as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

Assuming that (i) the Form S-3 becomes, and remains effective during the period when the Common Stock is offered and sold, (ii) the Common Stock has been issued in accordance with the Merger Agreement, and (iii) all applicable securities laws are complied with by the selling shareholders identified in the Form S-3, it is our opinion that the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-3 and to the filing of this opinion as an exhibit to the Form S-3. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC